EXHIBIT 99.1

PRESS RELEASE

StrategaBiz Inc.	NEWS RELEASE
922 Chappel Valley Loop
Lehi, Utah 84043	For Immediate Release, February 23, 2015

StrategaBiz Inc. Announces the sale of 137,000 shares of its Common Stock

Lehi, Utah, February 23, 2015—StrategaBiz Inc. (StrategaBiz), (OTCQB: SGBZ), announced today the completion of the sale of 137,000 shares of its common stock for $137,000.

The Company completed a private placement of shares of its common stock to three unrelated individuals and three unrelated entities, none of whom will be control persons or greater than 5% shareholders.

The Company is authorized to issue 100,000,000 common shares. Prior to this private placement the Company had 3,535,236 shares issued and outstanding. Following the private placement, the participants in the share purchase will own a total of 137,000 shares or 3.9% of the Company’s issued and outstanding shares.

Brian Mertz said: “This infusion of capital will allow the Company to move forward to complete its due diligence on its merger opportunities, which the Company has not finalized at this time.”

About StrategaBiz Inc.
StrategaBiz is a smaller reporting public company that has most recently focused on finding and vetting opportunities that will preserve and increase its present value.

Forward-Looking Statements
Statements about the expected timing, and all other statements in this press release, other than historical facts, constitute forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected. A number of the matters discussed herein that are not historical or current facts deal with potential future circumstances and developments which may or may not materialize. This press release speaks only as of its date, and except as required by law, we disclaim any duty to update the information herein.

Contact:                 StrategaBiz Inc.

Brian Palm Svaneeng Mertz, CEO
+45023903300
mertz@strategabiz.com

Bob Bench, CFO
801-362-2115
bbench@bayhillgroup.com